Exhibit 4.2

                                PHOTOWORKS, INC.

                               AMENDMENT NO. 1 TO

                     1999 STOCK INCENTIVE COMPENSATION PLAN

     WHEREAS, the Board of Directors of PhotoWorks, Inc. (the "Corporation") has approved certain changes to the Corporation's 1999 Stock Incentive Compensation Plan (the "Plan") to increase the number of shares of Common Stock available for issuance under the Plan;

     THEREFORE, pursuant to Section 16.1 of the Plan, the Board of Directors hereby amends Section 4.1 of the Plan to read in its entirety as follows:

          Subject  to  adjustment  from time to time as  provided  in Section in
     Section 14.1, a maximum of 1,300,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

     IN WITNESS WHEREOF, this Amendment No. 1 has been executed as of the 20th day of December, 2000.



                                        PHOTOWORKS, INC.



                                        By: /s/ Loran Cashmore Bond
                                            Name: Loran Cashmore Bond
                                            Title: CAO/Treasurer